Exhibit 99.1
Press Release

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE
OPERATING RESULTS FOR FISCAL YEAR 2023
ISSAQUAH, Wash., May 25, 2023 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the third quarter (twelve weeks) and the first 36 weeks of fiscal 2023, ended May 7, 2023.
Net sales for the quarter increased 1.9 percent, to $52.60 billion, from $51.61 billion last year. Net sales for the first 36 weeks increased 5.5 percent, to $160.28 billion, from $151.97 billion last year.
Comparable sales for the third quarter and first 36 weeks of fiscal 2023 were as follows:

	12 Weeks	12 Weeks	36 Weeks	36 Weeks
		Adjusted*		Adjusted*
U.S.	-0.1%	1.8%	4.9%	4.7%
Canada	-1.0%	7.4%	1.6%	8.4%
Other International	4.1%	8.4%	1.6%	9.0%
Total Company	0.3%	3.5%	4.0%	5.8%
E-commerce	-10.0%	-9.0%	-7.8%	-6.6%
*Excluding the impacts from changes in gasoline prices and foreign exchange.
Net income for the quarter was $1.30 billion, $2.93 per diluted share, which includes a non-recurring charge to merchandise costs of $298 million pretax, $0.50 per diluted share, primarily for the discontinuation of our charter shipping activities. Last year's third quarter net income was $1.35 billion, $3.04 per diluted share, which included a non-recurring $77 million pretax charge, $0.13 per diluted share, for incremental employee benefits. Net income for the first 36 weeks was $4.13 billion, $9.30 per diluted share, compared to $3.98 billion, $8.94 per diluted share, last year.
Costco currently operates 853 warehouses, including 587 in the United States and Puerto Rico, 107 in Canada, 40 in Mexico, 32 in Japan, 29 in the United Kingdom, 18 in Korea, 14 in Taiwan, 14 in Australia, four in Spain, three in China, two in France, and one each in Iceland, New Zealand and Sweden. Costco also operates e-commerce sites in the U.S., Canada, the U.K., Mexico, Korea, Taiwan, Japan, and Australia.
A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, May 25, 2023, and is available via a webcast on investor.costco.com (click on "Events & Presentations”).

Press Release

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs and the Ukraine conflict), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to climate change, public-health related factors, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:    Costco Wholesale Corporation
Richard Galanti, 425/313-8203
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254

COST-Earn

Press Release

COSTCO WHOLESALE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (dollars in millions, except per share data) (unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 7, 2023	May 8, 2022	May 7, 2023	May 8, 2022
REVENUE
Net sales	$52,604	$51,612	$160,280	$151,966
Membership fees	1,044	984	3,071	2,897
Total revenue	53,648	52,596	163,351	154,863
OPERATING EXPENSES
Merchandise costs	47,175	46,355	143,367	135,824
Selling, general and administrative	4,794	4,450	14,651	13,743
Operating income	1,679	1,791	5,333	5,296
OTHER INCOME (EXPENSE)
Interest expense	(36)	(35)	(104)	(110)
Interest income and other, net	128	71	295	138
INCOME BEFORE INCOME TAXES	1,771	1,827	5,524	5,324
Provision for income taxes	469	455	1,392	1,287
Net income including noncontrolling interests	1,302	1,372	4,132	4,037
Net income attributable to noncontrolling interests	—	(19)	—	(61)
NET INCOME ATTRIBUTABLE TO COSTCO	$1,302	$1,353	$4,132	$3,976
NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$2.94	$3.05	$9.31	$8.96
Diluted	$2.93	$3.04	$9.30	$8.94
Shares used in calculation (000s):
Basic	443,814	443,700	443,843	443,567
Diluted	444,360	444,886	444,455	444,802

Press Release

COSTCO WHOLESALE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in millions, except par value and share data) (unaudited)
Subject to Reclassification

	May 7, 2023	August 28, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,493	$10,203
Short-term investments	1,215	846
Receivables, net	2,502	2,241
Merchandise inventories	16,324	17,907
Other current assets	1,755	1,499
Total current assets	34,289	32,696
OTHER ASSETS
Property and equipment, net	25,931	24,646
Operating lease right-of-use assets	2,806	2,774
Other long-term assets	3,726	4,050
TOTAL ASSETS	$66,752	$64,166
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$16,853	$17,848
Accrued salaries and benefits	4,117	4,381
Accrued member rewards	2,076	1,911
Deferred membership fees	2,436	2,174
Current portion of long-term debt	—	73
Other current liabilities	6,226	5,611
Total current liabilities	31,708	31,998
OTHER LIABILITIES
Long-term debt, excluding current portion	6,497	6,484
Long-term operating lease liabilities	2,507	2,482
Other long-term liabilities	2,467	2,555
TOTAL LIABILITIES	43,179	43,519
COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.005 par value; 900,000,000 shares authorized; 443,222,000 and 442,664,000 shares issued and outstanding	2	2
Additional paid-in capital	7,211	6,884
Accumulated other comprehensive loss	(1,680)	(1,829)
Retained earnings	18,035	15,585
Total Costco stockholders’ equity	23,568	20,642
Noncontrolling interests	5	5
TOTAL EQUITY	23,573	20,647
TOTAL LIABILITIES AND EQUITY	$66,752	$64,166